                                                                       Exhibit 3

                              ARTICLES OF AMENDMENT
                        TO THE ARTICLES OF INCORPORATION

                                       OF

                             VISUAL DATA CORPORATION

         Pursuant to Section 607.1006 of the Business Corporation Act of the State of Florida, the undersigned, being the President of Visual Data Corporation, a corporation organized and existing under and by virtue of the Business Corporation Act of the State of Florida ("Corporation"), bearing document number P93000035279, does hereby certify:

         FIRST: Article IV of the Corporation's Articles of Incorporation shall be deleted in its entirety and replaced with the following:

                                   "ARTICLE IV

                                  CAPITAL STOCK

         The maximum number of shares that this Corporation shall be authorized to issue and have outstanding at any one time shall be (i) fifty million (50,000,000) shares of common stock, par value $.0001 per share, and (ii) five million (5,000,000) shares of preferred stock, par value $.0001 per share.

         Classes and series of the Preferred Stock may be created and issued from time to time, with such designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights, including voting rights, qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the creation and issuance of such classes of Common Stock as adopted by the Board of Directors."

         SECOND: The foregoing amendment was adopted by written consent by the Board of Directors on February 10, 2000, pursuant to Section 607.0824 of the Florida Business Corporation Act.

         An annual meeting of shareholders of the Corporation was held on May 22, 2000, at which the foregoing amendment was submitted to the Corporation's shareholders and adopted by the holders of a majority of the outstanding voting power of the Corporation pursuant to Section 607.0701 of the Florida Business Corporation Act. Therefore, the number of votes cast for the amendment to the Corporation's Articles of Incorporation was sufficient for approval.

JOEL D. MAYERSOHN, ESQ., FL BAR #0093492
Atlas Pearlman, P.A.
350 East Las Olas Boulevard, Suite 1700
Fort Lauderdale, Florida 33301
Phone No.: (954) 763-1200
3617-0100 275122.1

         THIRD: Pursuant to the authorization of the Corporation's Board of Directors, the Corporation has designated the terms and conditions of 150 shares of Series A Convertible Preferred Stock, par value $.0001 per share and 150 shares of Series A-1 Convertible Preferred Stock, par value $.0001 per share. In as much as no shares of either designation remain outstanding, the Board of Directors has adopted resolutions setting forth the elimination of the aforesaid shares of Preferred Stock, and in accordance with said resolutions, the Corporation's Articles of Incorporation are hereby amended. The Corporation does hereby eliminate the designations of the aforesaid shares of Preferred Stock authorized pursuant to such designations.

         IN WITNESS WHEREOF, the undersigned, being the President of this Corporation, has executed these Articles of Amendment as of May 22, 2000.


                                                VISUAL DATA CORPORATION

                                                By: /s/ Randy S. Selman
                                                    ----------------------------
                                                    Randy S. Selman, President






                                        2